October 12, 2011

Dear Stockholder:

Throughout 2011, investors have watched political unrest around the world, the U.S. government unable to lower the unemployment rate, volatile daily swings in the stock market, and a European debt crisis that continues to be extremely fragile.  These events can make even the most “bullish” of investors nervous.  At Inland American, we constantly monitor these macro-economic events and analyze the potential impact they might have on commercial real estate and our portfolio.

The good news is that Inland American has an increasing cash flow which we believe bodes well for the future of our consistent dividend of $.50 per share annualized from earnings.   However, an increasing cash flow does not necessarily translate to an increase in the estimated per share value for ERISA purposes.  Valuation of commercial real estate is affected by various factors, including the economy and, as everyone knows, the economy is currently unstable.

Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of September 2011, paid at an annualized rate equal to $0.50 per share.  This equates to a 6.2 percent annualized yield on our estimated per share value and a 5 percent annualized yield on a share purchase price of $10.00.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Second Quarter Financial Update Webcast Replay

On Sept. 8th, Inland American conducted a webcast to discuss our results for the quarter.  A replay of this event is available on Inland American’s website at www.inlandamerican.com.  We encourage you to attend our upcoming webcasts in 2011 and participate by submitting your questions and/or comments.  Our next webcast will be in late fall; please see our website for further information.

Inland American Fast Facts

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As of 6/30/2011, Inland American’s portfolio includes 981 properties, representing approximately 48 million square feet of retail, industrial and office properties, 9,790 multi-family units and 15,564 lodging rooms.

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Provided stockholders over $1.7 billion in cumulative distributions that continue to be funded from cash flow generated from the assets in our portfolio and not from capital invested by our stockholders or financing proceeds.

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The Inland Real Estate Group of Companies’ received in 2009 the Torch Award for Ethics in the Marketplace from the Better Business Bureau of Chicago and Northern Illinois.

We appreciate your investment in Inland American and if you have any questions about your investment, please contact Inland Customer Service at 800.826.8228.

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Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.